================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                ----------------

                                    FORM 8-K

                                ----------------



                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 16, 2000



                             CONEXANT SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



       DELAWARE                      000-24923                   25-1799439
(STATE OR JURISDICTION       (COMMISSION FILE NUMBER)           (IRS EMPLOYER
  OF INCORPORATION)                                          IDENTIFICATION NO.)


                               4311 JAMBOREE ROAD
                             NEWPORT BEACH, CA 92660
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (949) 483-4600


                                       N/A
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

================================================================================

ITEM 5.  OTHER EVENTS

On December 18, 1999, Conexant Systems, Inc. ("Conexant" or the "Company"), a Delaware corporation, Maker Communications, Inc. ("Maker"), a Delaware corporation, and Merlot Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Conexant, entered into an Agreement and Plan of Merger, dated as of December 18, 1999 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Maker with Maker as the surviving corporation (the "Merger"). The value of the consideration for the acquisition of Maker will be approximately $957.1 million, based on the closing price of Conexant common stock on December 17, 1999 ($69.625), to be paid in the form of 0.66 share of Conexant common stock, par value of $1.00 per share, in exchange for each share of Maker common stock, par value of $0.01 per share.

The transaction is subject to customary regulatory approvals and the approval of Maker's shareholders. Holders of approximately 35% of Maker's outstanding common stock have executed agreements to vote their shares in favor of the transaction.

ITEM 7.  FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements of Businesses Acquired

         Financial Statements of Maker Communications, Inc. are included at pages F-1 through F-19 of this report.

(b)      Pro forma financial information

         Unaudited pro forma condensed combined financial information is included at pages F-20 through F-25 of this report.

(c)      Exhibits

23.1     Consent of Arthur Andersen LLP

23.2     Consent of Arthur Andersen LLP

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        CONEXANT SYSTEMS, INC.
                                        (Registrant)

Date: February 16, 2000                 By   /s/    DENNIS E. O'REILLY
                                             -----------------------------------
                                             Dennis E. O'Reilly
                                             Senior Vice President,
                                             General Counsel and Secretary

              INDEX TO MAKER COMMUNICATIONS, INC. AND SUBSIDIARY'S
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and September 30, 1999 (unaudited)........................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997, and 1998 and the nine months
  ended September 30, 1998 and 1999 (unaudited).............  F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 1996, 1997, and 1998 and
  the nine months ended September 30, 1999 (unaudited)......  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997, and 1998 and the nine months
  ended September 30, 1998 and 1999 (unaudited).............  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Maker Communications, Inc. and subsidiary:

     We have audited the accompanying consolidated balance sheets of Maker Communications, Inc. (a Delaware corporation) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Maker Communications, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maker Communications, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Boston, Massachusetts
February 10, 1999

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              -----------------   SEPTEMBER 30,
                                                               1997      1998         1999
                                                              -------   -------   -------------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $10,865   $13,615     $  18,123
  Marketable securities.....................................       --        --        23,487
  Accounts receivable, net of reserve of $90, at December
     31, 1998 and September 30, 1999........................      330       932         1,776
  Inventory.................................................      150       296           554
  Prepaid expenses and other current assets.................      250       106           735
                                                              -------   -------     ---------
          Total current assets..............................   11,595    14,949        44,675
Marketable securities, noncurrent...........................       --        --        14,235
Property and equipment, net.................................      703       952         1,739
Other assets................................................       99        56           262
                                                              -------   -------     ---------
          Total assets......................................  $12,397   $15,957     $  60,911
                                                              =======   =======     =========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Current portion of note payable to a bank.................  $   145   $   308     $      --
  Accounts payable..........................................      203       412           752
  Accrued expenses..........................................      544     1,820         1,999
  Deferred revenue..........................................       54       181           634
                                                              -------   -------     ---------
          Total current liabilities.........................      946     2,721         3,385
Note payable to a bank, less current portion................      290       642            --
Convertible note payable (Note 6)...........................       --       500            --
Commitments and contingencies (Note 9)......................
Redeemable preferred stock, at redemption value (Note 7)....   18,795    23,440            --
Stockholders' equity (deficit) (Note 8):
  Junior convertible preferred stock, $.01 par value --
     Authorized -- 3,154,000 shares at December 31, 1997 and
       1998 and no shares at September 30, 1999
     Issued and outstanding -- 3,154,000 shares at December
       31, 1997 and 1998 and no shares at September 30,
       1999.................................................       32        32            --
  Common stock, $.01 par value --
     Authorized -- 15,195,710, 17,174,670 and 100,000,000
       shares at December 31, 1997 and 1998 and September
       30, 1999, respectively
     Issued and outstanding -- 5,402,400, 5,882,490 and
       18,402,333 shares at December 31, 1997, 1998 and
       September 30, 1999, respectively.....................       54        59           184
  Additional paid-in capital................................        1        68        67,529
  Accumulated deficit.......................................   (7,721)  (11,505)      (10,187)
                                                              -------   -------     ---------
          Total stockholders' equity (deficit)..............   (7,634)  (11,346)       57,526
                                                              -------   -------     ---------
          Total liabilities, redeemable preferred stock and
            stockholder's equity (deficit)..................  $12,397   $15,957     $  60,911
                                                              =======   =======     =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                      YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                    ---------------------------   ----------------
                                                     1996      1997      1998      1998      1999
                                                    -------   -------   -------   -------   ------
                                                                                    (UNAUDITED)
Revenues:
  Product.........................................  $   101   $ 1,231   $ 6,309   $ 3,935   $9,424
  Software and maintenance........................      241       543     1,385       975    1,389
                                                    -------   -------   -------   -------   ------
          Total revenues..........................      342     1,774     7,694     4,910   10,813
Cost of revenues..................................      329     1,031     3,238     2,277    3,532
                                                    -------   -------   -------   -------   ------
Gross profit......................................       13       743     4,456     2,633    7,281
                                                    -------   -------   -------   -------   ------
Operating expenses:
  Research and development........................    1,198     2,727     4,171     2,802    4,220
  Selling and marketing...........................      332       883     2,078     1,471    1,882
  General and administrative......................      373       751     1,299       946    1,137
  Litigation......................................       --       462     1,118     1,118       --
                                                    -------   -------   -------   -------   ------
          Total operating expenses................    1,903     4,823     8,666     6,337    7,239
                                                    -------   -------   -------   -------   ------
Income (loss) from operations.....................   (1,890)   (4,080)   (4,210)   (3,704)      42
Interest income...................................       51       212       538       407    1,389
Other expenses, net...............................     (132)      (33)      (82)      (54)     (67)
                                                    -------   -------   -------   -------   ------
Income (loss) before income taxes.................   (1,971)   (3,901)   (3,754)   (3,351)   1,364
Provision for income taxes........................       --        --        --        --       46
                                                    -------   -------   -------   -------   ------
     Net income (loss)............................  $(1,971)  $(3,901)  $(3,754)  $(3,351)  $1,318
                                                    =======   =======   =======   =======   ======
Net income (loss) per share:
  Basic...........................................  $ (1.30)  $ (0.72)  $ (0.66)  $ (0.60)  $ 0.11
                                                    -------   -------   -------   -------   ------
  Diluted.........................................  $ (1.30)  $ (0.72)  $ (0.66)  $ (0.60)  $ 0.07
                                                    =======   =======   =======   =======   ======
Weighted average common shares outstanding:
  Basic...........................................    1,516     5,383     5,647     5,568   12,513
                                                    =======   =======   =======   =======   ======
  Diluted.........................................    1,516     5,383     5,647     5,568   18,541
                                                    =======   =======   =======   =======   ======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF
                         STOCKHOLDERS' EQUITY (DEFICIT)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                      JUNIOR CONVERTIBLE
                                       PREFERRED STOCK        COMMON STOCK       COMMON STOCK
                                      ------------------   ------------------   --------------
                                        NUMBER     $.01      NUMBER     $.01    NUMBER    NO     ADDITIONAL
                                          OF        PAR        OF        PAR      OF      PAR     PAID-IN     ACCUMULATED
                                        SHARES     VALUE     SHARES     VALUE   SHARES   VALUE    CAPITAL       DEFICIT
                                      ----------   -----   ----------   -----   ------   -----   ----------   -----------
BALANCE, JANUARY 1, 1996............          --   $  --           --   $  --    1,000   $  1     $     --     $ (1,017)
  Delaware reincorporation, exchange
    of no par value common stock for
    $.01 par value common stock.....          --      --    4,019,654      40   (1,000)    (1)          --          (39)
  Conversion of $.01 par value
    common stock to junior
    convertible preferred stock.....   4,019,654      40   (4,019,654)    (40)      --     --           --           --
  Issuance of common stock..........          --      --    5,359,134      54       --     --           --           --
  Offering costs related to the
    issuance of Class A redeemable
    preferred stock.................          --      --           --      --       --     --           --          (64)
  Repurchase and retirement of
    junior convertible preferred
    stock...........................    (865,654)     (8)          --      --       --     --           --         (667)
  Exercise of employee stock
    options.........................          --      --       19,040      --       --     --            1           --
  Net loss..........................          --      --           --      --       --     --           --       (1,971)
                                       ---------   -----    ---------   -----   ------   ----     --------     --------
BALANCE, DECEMBER 31, 1996..........   3,154,000      32    5,378,174      54       --     --            1       (3,758)
  Offering costs related to the
    issuance of Class B redeemable
    convertible preferred stock.....          --      --           --      --       --     --           --          (62)
  Conversion of note payable into
    common stock....................          --      --       20,866      --       --     --           --           --
  Exercise of employee stock
    options.........................          --      --        3,360      --       --     --           --           --
  Net loss..........................          --      --           --      --       --     --           --       (3,901)
                                       ---------   -----    ---------   -----   ------   ----     --------     --------
BALANCE, DECEMBER 31, 1997..........   3,154,000      32    5,402,400      54       --     --            1       (7,721)
  Offering costs related to the
    issuance of Class C redeemable
    convertible preferred stock.....          --      --           --      --       --     --           --          (30)
  Exercise of employee stock
    options.........................          --      --      480,090       5       --     --           67           --
  Net loss..........................          --      --           --      --       --     --           --       (3,754)
                                       ---------   -----    ---------   -----   ------   ----     --------     --------
BALANCE, DECEMBER 31, 1998..........   3,154,000      32    5,882,490      59       --     --           68      (11,505)
  Conversion of Class B redeemable
    convertible preferred stock into
    common stock (unaudited)........          --      --    3,416,575      34       --     --       10,215           --
  Conversion of Class C redeemable
    convertible preferred stock into
    common stock (unaudited)........          --      --    1,137,858      11       --     --        4,995           --
  Conversion of junior convertible
    preferred stock into common
    stock (unaudited)...............  (3,154,000)    (32)   3,154,000      32       --     --           --           --
  Conversion of convertible note
    payable into common stock
    (unaudited).....................          --      --      125,000       1       --     --          499           --
  Common stock issued during the
    initial public offering and
    concurrent private placement....          --      --    4,352,500      44       --     --       51,610           --
  Exercise of employee stock options
    (unaudited).....................          --      --      333,910       3       --     --          142           --
  Net income (unaudited)............          --      --           --      --       --     --           --        1,318
                                       ---------   -----    ---------   -----   ------   ----     --------     --------
BALANCE, SEPTEMBER 30, 1999
  (UNAUDITED).......................          --   $  --   18,402,333   $ 184       --   $ --     $ 67,529     $(10,187)
                                       =========   =====   ==========   =====   ======   ====     ========     ========


                                            TOTAL
                                       STOCKHOLDERS'
                                      EQUITY (DEFICIT)
                                      ----------------
BALANCE, JANUARY 1, 1996............      $(1,016)
  Delaware reincorporation, exchange
    of no par value common stock for
    $.01 par value common stock.....           --
  Conversion of $.01 par value
    common stock to junior
    convertible preferred stock.....           --
  Issuance of common stock..........           54
  Offering costs related to the
    issuance of Class A redeemable
    preferred stock.................          (64)
  Repurchase and retirement of
    junior convertible preferred
    stock...........................         (675)
  Exercise of employee stock
    options.........................            1
  Net loss..........................       (1,971)
                                          -------
BALANCE, DECEMBER 31, 1996..........       (3,671)
  Offering costs related to the
    issuance of Class B redeemable
    convertible preferred stock.....          (62)
  Conversion of note payable into
    common stock....................           --
  Exercise of employee stock
    options.........................           --
  Net loss..........................       (3,901)
                                          -------
BALANCE, DECEMBER 31, 1997..........       (7,634)
  Offering costs related to the
    issuance of Class C redeemable
    convertible preferred stock.....          (30)
  Exercise of employee stock
    options.........................           72
  Net loss..........................       (3,754)
                                          -------
BALANCE, DECEMBER 31, 1998..........      (11,346)
  Conversion of Class B redeemable
    convertible preferred stock into
    common stock (unaudited)........       10,249
  Conversion of Class C redeemable
    convertible preferred stock into
    common stock (unaudited)........        5,006
  Conversion of junior convertible
    preferred stock into common
    stock (unaudited)...............           --
  Conversion of convertible note
    payable into common stock
    (unaudited).....................          500
  Common stock issued during the
    initial public offering and
    concurrent private placement....       51,654
  Exercise of employee stock options
    (unaudited).....................          145
  Net income (unaudited)............        1,318
                                          -------
BALANCE, SEPTEMBER 30, 1999
  (UNAUDITED).......................      $57,526
                                          =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                              ---------------------------   ------------------
                                                               1996      1997      1998      1998       1999
                                                              -------   -------   -------   -------   --------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)...........................................  $(1,971)  $(3,901)  $(3,754)  $(3,351)  $  1,318
  Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities --
  Depreciation and amortization.............................      132       211       410       306        472
  Issuance of convertible note payable in settlement of
    litigation..............................................       --        --       500       500         --
  Changes in operating assets and liabilities --
    Accounts receivables....................................     (205)     (125)     (602)      (86)      (844)
    Inventory...............................................      (54)      (96)     (146)       86       (258)
    Prepaid expenses and other current assets...............      (11)     (229)      144       119       (629)
    Accounts payable........................................       58       119       209        81        340
    Accrued expenses........................................        5       445     1,276       558        179
    Deferred revenue........................................       58        (4)      127        41        453
                                                              -------   -------   -------   -------   --------
      Net cash (used in) provided by operating activities...   (1,988)   (3,580)   (1,836)   (1,746)     1,031
                                                              -------   -------   -------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities.........................       --        --        --        --    (37,722)
  Purchase of property and equipment........................     (206)     (587)     (659)     (426)    (1,259)
  (Increase) decrease in other assets.......................       --       (93)       43        46       (206)
                                                              -------   -------   -------   -------   --------
    Net cash used in investing activities...................     (206)     (680)     (616)     (380)   (39,187)
                                                              -------   -------   -------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under note payable to a bank...................       --       436       689       689        450
  Payments on note payable to a bank........................       --        --      (174)     (130)    (1,400)
  Net proceeds from note payable to stockholders............    1,600        --        --        --         --
  Payment of note payable to stockholders...................   (2,825)       --        --        --         --
  Net proceeds from initial public offering of common
    stock...................................................       --        --        --        --     45,609
  Net proceeds from private placement of common stock.......       --        --        --        --      6,045
  Proceeds from issuance of common stock....................       54        --        --        --         --
  Repurchase of Junior convertible preferred stock..........     (675)       --        --        --         --
  Net proceeds from issuance of Class A redeemable preferred
    stock...................................................    8,537        --        --        --         --
  Net proceeds from issuance of Class B redeemable
    convertible preferred stock.............................       --    10,098        89        89         --
  Net proceeds from issuance of Class C redeemable
    convertible preferred stock.............................       --        --     4,526        --        450
  Proceeds from exercise of stock options...................        1        --        72        59        145
  Redemption of Class A redeemable preferred Stock..........       --        --        --        --     (8,635)
                                                              -------   -------   -------   -------   --------
      Net cash provided by financing activities.............    6,692    10,534     5,202       707     42,664
                                                              -------   -------   -------   -------   --------
Net increase (decrease) in cash and cash equivalents........    4,498     6,274     2,750    (1,419)     4,508
Cash and cash equivalents, beginning of period..............       93     4,591    10,865    10,865     13,615
                                                              -------   -------   -------   -------   --------
Cash and cash equivalents, end of period....................  $ 4,591   $10,865   $13,615   $ 9,446   $ 18,123
                                                              =======   =======   =======   =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest....................  $   176   $   129   $    65   $    49   $     42
                                                              =======   =======   =======   =======   ========
  Cash paid during the year for income taxes................  $    --   $    --   $     2   $     2   $     72
                                                              =======   =======   =======   =======   ========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:
  Conversion of note payable into common stock and Class A
    redeemable preferred stock..............................  $    --   $    34   $    --   $    --   $     --
                                                              =======   =======   =======   =======   ========
  Conversion of note payable into common stock..............  $    --   $    --   $    --   $    --   $    500
                                                              =======   =======   =======   =======   ========
  Conversion of Junior preferred stock into common stock....  $    --   $    --   $    --   $    --   $     32
                                                              =======   =======   =======   =======   ========
  Conversion of Class B redeemable convertible preferred
    stock into common stock.................................  $    --   $    --   $    --   $    --   $ 10,249
                                                              =======   =======   =======   =======   ========
  Conversion of Class C redeemable convertible preferred
    stock into common stock.................................  $    --   $    --   $    --   $    --   $  5,006
                                                              =======   =======   =======   =======   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) NATURE OF OPERATIONS

     Maker Communications, Inc. ("Maker"), a Delaware corporation, was founded in 1994. Maker is a fabless semiconductor company that develops and markets high-performance programmable communications processors, development tools and application software for use in communications systems equipment. Maker sells its products to telecommunications and data networking vendors based primarily in North America.

     In 1998, Maker established a wholly owned subsidiary, Maker Communications Securities Corporation, which is a qualified Massachusetts securities corporation.

     On December 18, 1999, Maker entered into an Agreement and Plan of Merger with Conexant Systems, Inc. ("Conexant"), whereby Maker will be merged with and into Conexant. Holders of Maker common stock would receive 0.66 of a share of Conexant common stock for each share of Maker common stock. Consummation of the merger is subject to customary conditions to closing including the approval of the stockholders of Maker and certain regulatory approvals. The merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes and is intended to qualify as a tax-free reorganization for federal income tax purposes.

(2) SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

  (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Maker and its wholly owned subsidiary. All significant intercompany balances have been eliminated in consolidation.

  (b) Interim Financial Statements

     The accompanying consolidated balance sheet as of September 30, 1999, and the statements of operations and cash flows for the nine months ended September 30, 1998 and 1999, and the statement of stockholders' equity (deficit) for the nine months ended September 30, 1999 are unaudited, but in the opinion of management, include all adjustments, consisting normal recurring adjustments, necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although Maker believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the nine months ended September 30, 1999, are not necessarily indicative of the results to be expected for the entire fiscal year.

  (c) Initial Public Offering

     Maker completed its initial public offering (the "Offering") of 3,852,500 shares of its common stock in May 1999, including 502,500 shares issued in connection with the exercise of the underwriters' over-allotment option on the Offering date. These shares were offered to the public at $13 per share, which net of Offering expenses and the $0.91 per share underwriting discount, resulted in net proceeds

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


of $45,609,000. In addition, Maker sold 500,000 shares of common stock in a concurrent private placement that was not underwritten at a price of $12.09 per share, resulting in net proceeds of $6,045,000. Concurrent with the Offering, all of the Class A Redeemable Preferred Stock was redeemed resulting in cash payments totaling $8,635,000 and the Junior Convertible Preferred Stock, Class B Convertible Preferred Stock, and Class C Convertible Preferred Stock were all converted into 7,708,433 shares of common stock on the date of the Offering. Proceeds from the Offering were used to repay bank debt of $1,243,000 in May 1999.

  (d) Revenue Recognition

     Revenue derived from the sale of processors is recognized upon shipment. Provisions are made at that time for any applicable warranty costs expected to be incurred. Revenue from software license agreements is recognized upon execution of a license agreement and delivery of the software, provided that the fee is fixed or determinable and deemed collectible by management. Revenue from software maintenance agreements is recognized ratably over the term of the maintenance period, which is typically one year. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. Maker recognizes software revenue in accordance with the provisions of Statement of Position (SOP) No. 97-2, Software Revenue Recognition.

  (e) Income (Loss) Per Share

     Basic income (loss) per share is calculated using the weighted average number of common shares outstanding. Diluted income (loss) per share is computed on the basis of the weighted average number of common shares outstanding and the effect of dilutive securities using the treasury stock method. The following table sets forth the computation of basic and diluted income (loss) per share, including a reconciliation of basic and diluted weighted average shares outstanding (in thousands, except per share amounts):

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                      YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                    ---------------------------   ----------------
                                                     1996      1997      1998      1998      1999
                                                    -------   -------   -------   -------   ------
Net income (loss).................................  $(1,971)  $(3,901)  $(3,754)  $(3,351)  $1,318
                                                    =======   =======   =======   =======   ======
Basic weighted average common shares
  outstanding.....................................    1,516     5,383     5,647     5,568   12,513
  Effect of dilutive securities:
     Stock options................................       --        --        --        --    2,311
     Convertible note.............................       --        --        --        --       54
     Convertible preferred stock..................       --        --        --        --    3,663
                                                    -------   -------   -------   -------   ------
Diluted weighted average common shares
  outstanding.....................................    1,516     5,383     5,647     5,568   18,541
                                                    =======   =======   =======   =======   ======
Basic net income (loss) per share.................  $ (1.30)  $ (0.72)  $ (0.66)  $ (0.60)  $ 0.11
                                                    =======   =======   =======   =======   ======
Diluted net income (loss) per share...............  $ (1.30)  $ (0.72)  $ (0.66)  $ (0.60)  $ 0.07
                                                    =======   =======   =======   =======   ======

     Options to purchase a weighted total of 72,000, 492,000, 1,503,000, and 1,391,000 common shares have been excluded from the computation of diluted weighted average shares outstanding for the years

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 respectively since their effect is antidilutive as Maker has recorded a net loss for those periods. For the nine month period ended September 30, 1999, options to purchase 18,564 weighted shares of common stock were excluded from the computation of diluted net income per share because the exercise prices of such options were greater than the average fair market value of Maker's common stock, and therefore would be antidilutive. In accordance with the SEC Staff Accounting Bulletin No. 98, Earnings Per Share in an Initial Public Offering, Maker determined that there were no nominal issuances of Maker's common stock prior to Maker's initial public offering.

  (f) Cost of Revenues

     Cost of revenues includes the cost of purchasing fully assembled, tested and packaged communications processors from Maker's independent foundries, production related expenses, warranty, and quality assurance for those products, as well as costs of personnel associated with supporting Maker's customers. Cost of revenues also includes software costs, consisting of the cost of media on which it is delivered, which amounts are not significant.

  (g) Cash Equivalents and Marketable Securities

     Maker classifies short-term, highly liquid investments with original maturity dates of ninety days or less as cash equivalents and all investments with original maturity dates greater than ninety days as marketable securities. Marketable securities with remaining maturities of less than one year as of the balance sheet date are classified as current.

     At September 30, 1999, all of Maker's cash equivalents and marketable securities were in commercial paper, corporate bonds and government securities and were classified as held-to-maturity. Held-to-maturity securities represent those securities for which Maker has the intent and ability to hold to maturity and are stated at cost, adjusted for amortization of premiums and discounts.

     A summary of held-to-maturity securities, at amortized cost which approximates market value, by balance sheet caption is as follows (in thousands):

                                              WEIGHTED                  WEIGHTED                   WEIGHTED
                               DECEMBER 31,   AVERAGE    DECEMBER 31,   AVERAGE    SEPTEMBER 30,    AVERAGE
                                   1997       MATURITY       1998       MATURITY       1999        MATURITY
                               ------------   --------   ------------   --------   -------------   ---------
Cash equivalents.............    $10,758        --          $9,051        --          $13,935             --
Marketable securities
current......................         --        --              --        --           23,487       4 months
Marketable securities
  non-current................         --        --              --        --           14,235      21 months
                                 -------                    ------                    -------
     Total held-to-maturity
       securities............    $10,758                    $9,051                    $51,657
                                 =======                    ======                    =======

  (h) Inventory

     Inventory, which consists of finished goods, is stated at the lower of cost (first-in, first-out) or market.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

   (i) Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Maker provides for depreciation and amortization using the straight-line method to allocate the cost of property and equipment over their estimated useful lives as follows:

                                                                ESTIMATED
                    ASSET CLASSIFICATION                       USEFUL LIFE
                    --------------------                      -------------
Computer equipment..........................................        3 years
Computer software...........................................        3 years
Furniture and fixtures......................................        5 years
Leasehold improvements......................................  Life of lease

     Property and equipment at December 31, 1997 and 1998 and September 30, 1999 consisted of the following (in thousands):

                                                            DECEMBER 31,
                                                           ---------------   SEPTEMBER 30,
                                                            1997     1998        1999
                                                           ------   ------   -------------
Computer equipment.......................................  $  634   $1,236      $1,922
Computer software........................................     372      422         868
Furniture and fixtures...................................      51       53          96
Leasehold improvements...................................      43       48         132
                                                           ------   ------     -------
                                                            1,100    1,759       3,018
Less-accumulated depreciation and amortization...........    (397)    (807)     (1,279)
                                                           ------   ------     -------
                                                           $  703   $  952     $ 1,739
                                                           ======   ======     =======

  (j) Software Development Costs

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, Maker has evaluated the establishment of technological feasibility of its various products during the development phase. Due to the dynamic changes in the market, Maker has concluded that it cannot determine technological feasibility until the development phase of the project is nearly complete. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to Maker's financial position or results of operations. Therefore, Maker charges all research and development expenses to operations in the period incurred.

  (k) Income Taxes

     Maker accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting For Income Taxes. This statement requires Maker to recognize a current tax asset or liability for current taxes payable or refundable and to record a deferred tax asset or liability for the estimated future tax effects of temporary differences and carry forwards to the extent they are realizable. A deferred tax

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

provision or benefit results from the net change in deferred tax assets and liabilities during the year. A deferred tax valuation allowance is required if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized.

  (l) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (m) Concentration of Credit Risk

     Maker has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Financial instruments that potentially subject Maker to concentrations of credit risk are principally cash equivalents, marketable securities, accounts receivable, accounts payable, notes payable and redeemable preferred stock. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom Maker makes substantial sales. Maker performs periodic credit evaluations of its customers and generally does not require collateral. Maker has $90,000 in allowances for estimated losses at December 31, 1998 and September 30, 1999.

     The following table summarizes the number of customers that individually comprise greater than 10% of the total accounts receivable and their aggregate percentage of Maker's total accounts receivable.

                                                                          PERCENT OF TOTAL
                                                              NUMBER OF       ACCOUNTS
                                                              CUSTOMERS      RECEIVABLE
                                                              ---------   ----------------
December 31, 1997...........................................      5              77%
December 31, 1998...........................................      3              58%
September 30, 1999..........................................      3              56%

  (n) Fair Value of Financial Instruments

     Financial instruments consist principally of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, notes payable and redeemable preferred stock. The estimated fair value of these instruments approximates their carrying value.

  (o) Stock-Based Compensation

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants to be included in the consolidated statement of operations or disclosed in the notes to consolidated financial statements. Maker has determined that it will account for stock-based compensation for employees under the intrinsic value-based method of Accounting

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

Principles Board Opinion (APB) No. 25, Accounting For Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

  (p) Comprehensive Income

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. Maker does not have any components of comprehensive income except its reported net loss.

(3) ACCRUED EXPENSES

     Accrued expenses at December 31, 1997 and 1998 and September 30, 1999 consisted of the following (in thousands):

                                                            DECEMBER 31,
                                                            -------------   SEPTEMBER 30,
                                                            1997    1998        1999
                                                            ----   ------   -------------
Payroll and related costs.................................  $204   $  520      $  753
Production costs..........................................    --      231         245
Warranty..................................................    16      140         162
Other.....................................................   324      929         838
                                                            ----   ------      ------
                                                            $544   $1,820      $1,999
                                                            ====   ======      ======

(4) INCOME TAXES

     As of December 31, 1998, Maker has net operating loss carryforwards of approximately $8,710,000 available to reduce future federal and state income taxes, if any. Maker also has available federal tax credits of approximately $330,000 expiring through 2010. If not utilized, these carryforwards expire at various dates through 2018. If substantial changes in Maker's ownership should occur, as defined by Section 382 of the Internal Revenue Code (the Code), there could be annual limitations on the amount of carryforwards which can be realized in future periods. Maker has completed several financings since its inception and has incurred an ownership change as defined under the Code. Maker does not believe that this change in ownership will have a material impact on its ability to utilize its net operating loss and tax credit carryforwards.

     Net deferred tax assets consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Net operating loss carryforwards............................  $ 2,002    $ 3,507
Nondeductible expenses and reserves.........................      300        550
                                                              -------    -------
                                                                2,302      4,057
Valuation allowance.........................................   (2,302)    (4,057)
                                                              -------    -------
                                                              $    --    $    --
                                                              =======    =======

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     Due to the uncertainty surrounding Maker's ability to utilize its net operating loss carryforwards, Maker has provided a full valuation allowance against its otherwise recognizable deferred tax asset at December 31, 1997 and 1998. Maker recorded a provision for income taxes in the amount of $46,000 for the nine month period ended September 30, 1999 for minimum federal and state tax liabilities.

(5) NOTES PAYABLE TO A BANK

  (a) Working Capital Line of Credit

     On February 18, 1997, Maker entered into a working capital line of credit of $1,000,000 with a bank. On May 12, 1998 and on February 3, 1999, Maker entered into loan modification agreements with the bank whereby the working capital line of credit was increased to $2,000,000 and $2,500,000, respectively. Borrowings bear interest at the bank's prime rate (7.75% at December 31, 1998) plus .25%. The line of credit is collateralized by substantially all assets of Maker. The line of credit expires in February 2000. Maker had no borrowings under the working capital line of credit as of December 31, 1998 and September 30, 1999.

  (b) Capital Expenditure Line of Credit

     Maker has borrowings under a modified equipment line of credit facility with the same bank. Borrowings are payable over a 30 to 39 month period and bear interest at the bank's prime rate (7.75% at December 31, 1998) plus .25% to prime plus 1.0%. In 1999, Maker borrowed an additional $450,000 under its existing equipment line of credit facility. On February 3, 1999, Maker entered into a loan modification agreement with the bank that provided Maker with an additional $1,000,000 of borrowing availability under its capital expenditure line of credit. As of September 30, 1999, Maker had $1,000,000 available under the modified equipment line of credit. All borrowings under the equipment line of credit are collateralized by substantially all assets of Maker. Under these agreements, Maker is required to comply with certain restrictive covenants. As of December 31, 1998 and September 30, 1999, Maker was in compliance with all such covenants. In connection with Maker's initial public offering in May 1999, all outstanding amounts under Maker's capital expenditure line of credit were repaid and Maker has no borrowings under this line as of September 30, 1999.

(6) CONVERTIBLE NOTE PAYABLE

     In July 1998, Maker issued a $500,000 convertible note payable to LSI Logic Corporation (LSI) which accrued interest at an annual rate of 6.5%. All principal and interest was due on June 30, 2001. Upon the occurrence of certain events, LSI had the ability to convert the principal of the note into fully paid and nonassessable shares of common stock of Maker at the lesser of $4.00 per share, subject to certain dilutive events, as defined, or the subsequent sale price per share of common stock issued by Maker in which the aggregate gross proceeds received by Maker is at least $1,000,000. In April 1999, LSI notified Maker of its intention to convert the note to 125,000 shares of Maker's common stock. The conversion occurred prior to the closing of the Maker's initial public offering.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(7) REDEEMABLE PREFERRED STOCK

  (a) Class A Redeemable Preferred Stock

     In September 1996, Maker authorized the issuance of up to 5,380,000 shares of Class A redeemable preferred stock, $.01 par value and issued 5,359,134 shares at $1.605 per share resulting in net proceeds of approximately $8,537,000. In October 1997, Maker issued an additional 20,866 shares of Class A redeemable preferred stock at $1.605 per share in exchange for the conversion of a note payable to a stockholder in the amount of approximately $34,000. These shares were nonvoting, nonconvertible and had dividend rights superior to junior convertible preferred stock, Class B redeemable convertible preferred stock, Class C redeemable convertible preferred stock and common stock. The Class A redeemable preferred stock had a liquidation preference of $1.605 per share plus all declared but unpaid dividends. As of December 31, 1998, the preference in liquidation and redemption value was approximately $8,635,000. In May 1999, in connection with Maker's initial public offering, the Class A redeemable preferred stock was redeemed for approximately $8,635,000.

  (b) Class B Redeemable Convertible Preferred Stock

     In October 1997, Maker authorized the issuance of up to 3,416,670 shares of Class B redeemable convertible preferred stock, $.01 par value, and issued 3,386,675 shares at $3.00 per share resulting in net proceeds of approximately $10,098,000. In July 1998, Maker issued an additional 29,900 shares resulting in net proceeds of approximately $89,000. These shares were convertible into common stock at the rate of one share of common stock for each share of preferred stock, adjustable for certain dilutive events. Conversion was automatic upon the closing of Maker's initial public offering of common stock which occurred in May 1999. All outstanding shares of Class B redeemable convertible preferred stock were converted into 3,416,575 shares of common stock. These shares had dividend rights superior to junior convertible preferred stock and common stock and similar to the Class C redeemable convertible preferred stock. The Class B redeemable convertible preferred stock had a liquidation preference of $3.00 per share plus all declared but unpaid dividends. As of December 31, 1998, the preference in liquidation and redemption value was approximately $10,249,000.

  (c) Class C Redeemable Convertible Preferred Stock

     In December 1998, Maker authorized the issuance of up to 1,138,000 shares of Class C redeemable convertible preferred stock and issued 1,035,586 shares at $4.40 per share resulting in net proceeds of approximately $4,526,000. In January 1999, Maker sold an additional 102,272 shares of Class C redeemable convertible preferred stock at $4.40 per share, resulting in net proceeds to Maker of approximately $450,000. These shares were convertible into common stock at the rate of one share of common stock for each share of preferred stock, adjustable for certain dilutive events. Conversion was automatic upon the closing of Maker's initial public offering of common stock in May 1999. All outstanding shares of Class C redeemable convertible preferred stock were converted into 1,137,858 shares of common stock. These shares had dividend rights superior to junior convertible preferred stock and common stock and similar to Class B redeemable convertible preferred stock. The Class C redeemable convertible preferred stock had a liquidation preference of $4.40 per share plus all declared but unpaid dividends. As of December 31, 1998, the preference in liquidation and redemption value was approximately $4,556,000.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(8) STOCKHOLDERS' EQUITY (DEFICIT)

  (a) Common Stock

     In 1999, Maker increased the authorized shares of common stock to 100,000,000.

  (b) Junior Convertible Preferred Stock

     In 1996, Maker authorized 4,019,654 shares of junior convertible preferred stock, $0.01 par value. In September 1996, each outstanding share of $.01 par value common stock, totaling 4,019,654 shares, was exchanged for one share of junior convertible preferred stock. In October 1996, Maker repurchased and retired 865,654 shares of junior convertible preferred stock.

     The junior convertible preferred stock was subordinate to Class A redeemable preferred stock and Class B convertible preferred stock and Class C convertible preferred stock and superior to common stock in regard to liquidation. Junior convertible preferred stock was optionally redeemable by Maker at a price of $0.005 per share subsequent to the redemption of the Class A redeemable preferred stock. Each share of junior convertible preferred stock could, at the option of the holder, be converted to one share of common stock, as adjusted for certain events.

     Conversion occurred automatically upon the completion of Maker's initial public offering. All outstanding shares of junior convertible preferred stock were converted into 3,154,000 shares of common stock. Voting rights were provided to junior convertible preferred stock in proportion to the number of shares of common stock that would be received upon conversion.

  (c) Stock Plans

  1996 Option Plan

     During 1996, the board of directors approved the 1996 Stock Option Plan (the 1996 Plan). The board of directors has reserved 3,876,000 shares of common stock for issuance under the 1996 Plan. Options issued under the 1996 Plan may be either incentive stock options or nonqualified stock options at the discretion of the board of directors. Options may be granted to key employees, officers, consultants and advisers of Maker. Options expire up to 10 years from the date of grant or as determined by the board of directors. Options vest over a term to be established by the board of directors at the date of grant. Under the 1996 Plan, at the option of the board of directors, certain option grants may be immediately exercisable but subject to a right to repurchase at cost at the option of the board of directors, pursuant to the vesting schedule of such grant. In addition, upon a change in control of Maker, as defined, the exercisability of options due to vest during the following twelve month period are automatically accelerated. Upon the effectiveness of Maker's 1999 Incentive Stock Plan, no further options were granted under the 1996 Plan.

  1999 Incentive Stock Plan

     In April 1999, the board of directors approved the 1999 Incentive Stock Plan (1999 Plan) permitting the grant of stock options, which may be either incentive stock or nonqualified options and stock awards. This plan became effective upon the successful closing of Maker's initial public offering in May 1999. The maximum number of shares of Maker's common stock available for stock options and stock awards granted under the 1999 Plan is 2,600,000 plus annual cumulative increases on each

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

January 1, beginning in 2000 equal to (a) 5% of Maker's issued and outstanding common stock calculated on a fully diluted basis or (b) a lesser amount as determined by the board of directors.

     Options designated as incentive stock options may be granted only to employees of Maker. Non-qualified options may be granted to any officer, employee, consultant or director of Maker. No option designated as an incentive stock option shall be granted to any employee of Maker or any subsidiary if such employee owns, immediately prior to the grant of an option, stock representing more than 10% of the combined voting power of all classes of stock of Maker, unless the purchase price for the stock under such option is at least 110% of its fair market value at the time the option is granted and the option, by its terms is not exercisable more than five years from the date it is granted.

     The maximum number of shares of Maker's common stock with respect to which an option or options may be granted to any employee in any calendar year shall not exceed 500,000 shares, taking into account shares subject to options granted and terminated, or repriced, during such calendar year. Options granted under the 1999 Incentive Plan will vest as determined by the board of directors. Upon a change in control of Maker, the exercisability of options due to vest during the twelve month period following the change in control are automatically accelerated.

  1999 Non-employee Director Plan

     In January 1999, the board of directors adopted a Director Option Plan (Director Plan) pursuant to which 125,000 shares of common stock have been reserved for future issuance, plus annual increases such that the total number of shares subject to issuance shall be (i) 125,000 on January 1 of each year, or
(ii) a lesser amount determined by the board of directors. The Director Plan provides that each non-employee director will automatically be granted an option to purchase 20,000 shares on the date which such person first becomes a non-employee director. In addition, each non-employee director will automatically be granted an option to purchase 15,000 shares on the date two days after Maker announces its fiscal year-end earnings of each year, if on such date that director will have served on the board of directors for at least the preceding six months. Each option has a term of up to 10 years and vests over a term determined by the board of directors at the time of grant. In addition, upon a change in control of Maker, as defined in the Director Plan, all unvested options shall vest immediately.

  1999 Employee Stock Purchase Plan

     In April 1999, the board of directors approved the Maker 1999 Employee Stock Purchase Plan (the Stock Purchase Plan). This plan became effective upon the closing of Maker's proposed initial public offering. The Stock Purchase Plan is intended to provide a means whereby eligible employees may purchase, on a quarterly basis, common stock of Maker through payroll deductions. Such payroll deductions cannot amount to less than 1% nor more than 10% of the participant's regular compensation and cannot exceed $25,000 or 3,000 shares per year. The purchase price of shares of Maker common stock under the Stock Purchase Plan is the lower of 85% of the fair market value of a share of common stock for the first business day of the relevant purchase period or 85% of such value for the relevant exercise date. 400,000 shares of Maker common stock have been reserved for issuance under the Stock Purchase Plan. Maker will account for the Stock Purchase Plan in accordance with APB No. 25 and accordingly, no compensation cost will be recognized under the Stock Purchase Plan. Maker will elect the "disclosure only" alternative under SFAS No. 123.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     The following table summarizes option activity under the stock plans:

                                                                                  WEIGHTED
                                                  NUMBER OF                       AVERAGE
                                                   SHARES     EXERCISE PRICE   EXERCISE PRICE
                                                  ---------   --------------   --------------
Granted.........................................    831,990    $  .05-$.16         $  .08
Exercised.......................................    (19,040)           .05            .05
                                                  ---------    -----------         ------
Outstanding, December 31, 1996..................    812,950        .05-.16            .08
Granted.........................................  1,163,100        .16-.30            .17
Exercised.......................................     (3,360)           .05            .05
Canceled........................................    (44,620)       .05-.16            .09
                                                  ---------    -----------         ------
Outstanding, December 31, 1997..................  1,928,070        .05-.30            .13
Granted.........................................  1,782,250       .30-3.75           2.03
Exercised.......................................   (480,090)      .05-1.00            .15
Canceled........................................   (611,980)       .05-.30            .16
                                                  ---------    -----------         ------
Outstanding, December 31, 1998..................  2,618,250       .05-3.75           1.42
Granted.........................................    484,250     4.40-29.25          11.34
Exercised.......................................   (333,910)      .05-4.40            .43
Canceled........................................   (188,700)      .16-3.75           1.31
                                                  ---------    -----------         ------
Outstanding, September 30, 1999.................  2,579,890    $ .05-29.25         $ 3.41
                                                  =========    ===========         ======
Exercisable, September 30, 1999.................    531,594    $  .05-8.50         $ 1.69
                                                  =========    ===========         ======

     The following table summarizes information relating to currently outstanding and exercisable options as of September 30, 1999.

                                             OUTSTANDING
                                -----------------------------------------
                                              WEIGHTED                             EXERCISABLE
                                              AVERAGE                       --------------------------
                                             REMAINING        WEIGHTED                     WEIGHTED
           RANGE OF             NUMBER OF   CONTRACTUAL       AVERAGE       NUMBER OF      AVERAGE
       EXERCISE PRICES           SHARES     LIFE (YEARS)   EXERCISE PRICE    SHARES     EXERCISE PRICE
       ---------------          ---------   ------------   --------------   ---------   --------------
$       0.05..................    255,090       7.04           $0.05         125,020        $0.05
        0.16..................    205,550       7.63            0.16          41,513         0.16
        0.30..................    363,750       8.45            0.30          68,586         0.30
        0.75..................    255,000       8.73            0.75          67,500         0.75
$ 2.00- 2.75..................    818,000       8.96            2.74         163,600         2.74
  3.75- 4.40..................    313,250       9.11            3.95          45,000         4.33
  8.50- 9.50..................    244,000       5.84            8.95          20,375         8.50
       13.00..................     30,000       5.61           13.00                           --
 21.00-29.25..................     95,250       5.86           25.32                           --
                                ---------                                    -------
                                2,579,890                                    531,594
                                =========                                    =======

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     For purposes of the pro forma disclosures required by SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used and the weighted average information for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                                  DECEMBER 31,
                                                      ------------------------------------
                                                         1996         1997         1998
                                                      ----------   ----------   ----------
Risk-free interest rates............................        6.09%   5.89-6.46%   4.47-5.49%
Expected dividend yield.............................          --           --           --
Expected life.......................................     4 years      4 years      4 years
Expected volatility.................................          60%          60%          60%
Weighted average fair value of options granted......        $.04         $.09        $1.02
Weighted-average remaining contractual life of
  options outstanding...............................  9.81 years   9.27 years   9.13 years

     Had compensation expense from Maker's stock option plan been determined consistent with SFAS No. 123, net loss and net loss per share would have been approximately as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1996      1997      1998
                                                          -------   -------   -------
                                                                (IN THOUSANDS,
                                                            EXCEPT PER SHARE DATA)
Net loss:
As reported.............................................  $(1,971)  $(3,901)  $(3,754)
Pro forma...............................................   (1,974)   (3,929)   (3,967)
Basic and diluted net loss per share:
As reported.............................................  $ (1.30)  $ (0.72)  $ (0.66)
Pro forma...............................................    (1.30)    (0.73)    (0.70)

(9) COMMITMENTS AND CONTINGENCIES

  (a) Litigation

     In February 1997, LSI filed a lawsuit against Maker. During July 1998, Maker and LSI reached a settlement agreement under which Maker paid LSI a lump-sum of $200,000 and issued a $500,000 convertible note as discussed in Note
6. Maker has included in a separate line item in its consolidated statement of operations the legal and settlement costs associated which the LSI litigation. Maker is not currently involved in any litigation which, in management's opinion, would have a material adverse effect on its business, operating results or financial condition.

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  (b) Leases

     Maker has operating leases for various facilities and equipment expiring at various dates through August 2001. Future minimum lease payments at December 31, 1998 are as follows:

                                                              (IN THOUSANDS)
1999........................................................       $359
2000........................................................        166
2001........................................................          5
                                                                   ----
                                                                   $530
                                                                   ====

     Rent expense under operating leases totaled approximately $92,000, $200,000, $278,000, $206,000 and $286,000 for the years ended December 31, 1996,
1997 and 1998 and nine months ended September 30, 1998 and 1999, respectively.

     On November 4, 1999, Maker entered into a new lease agreement whereby Maker would occupy approximately 41,000 square feet. The lease is an operating lease and has a term of five years from the commencement date, which is scheduled to be during the first quarter of 2000. Future minimum lease payments escalate annually over the life of the lease and range from approximately $820,000 to $890,000, annually.

(10) EMPLOYEE BENEFIT PLAN

     Effective January 1, 1996, Maker adopted a 401(k) savings and profit-sharing plan (the Plan). All employees are immediately eligible to participate upon the attainment of age 21. The Plan is intended to qualify as a defined contribution plan in accordance with Section 401(k) of the Internal Revenue Code. Participants may defer up to 15% of their compensation under the Plan. Maker may make discretionary profit-sharing contributions to the Plan. Participants vest in Maker's contributions ratably over five years. No discretionary contributions were made in 1996, 1997 or 1998 or the nine months ended September 30, 1999.

(11) SEGMENT, SIGNIFICANT CUSTOMER AND SUPPLIER INFORMATION

     Maker operates in one industry segment, communications processors, and derives substantially all of its revenues from US customers. Maker had a total of three customers whose revenue represented a significant percentage of total revenue in certain or all years or periods as follows:

                                                           FOR THE YEAR     FOR THE NINE
                                                              ENDED         MONTHS ENDED
                                                           DECEMBER 31,    SEPTEMBER 30,
                                                           ------------    --------------
                                                           1997    1998    1998     1999
                                                           ----    ----    -----    -----
Customer A.............................................     32%     29%     21%      33%
Customer B.............................................     23      16      21       16
Customer C.............................................     --      13      11       12

     Maker currently outsources substantially all manufacturing, assembly and test of communications processors to one outside foundry.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Combined Financial Information for Conexant gives effect to the merger with Maker. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of Conexant included in Conexant's Annual Report on Form 10-K for the year ended September 30, 1999 and Conexant's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999, and the consolidated financial statements of Maker included herein, and should be read in conjunction with those financial statements and the notes thereto. The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended September 30, 1999 gives effect to the merger as if it had occurred on October 1, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended December 31, 1999 gives effect to the merger as if it had occurred on October 1, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1999 gives effect to the merger as if it had occurred on December 31, 1999.

     The merger will be accounted for under the purchase method of accounting. Under the terms of the merger, each share of Maker will be exchanged for 0.66 shares of Conexant common stock. Accordingly, the value of the Conexant shares issued as consideration for the acquisition will be allocated to the assets acquired and the liabilities assumed based on their estimated fair values. The excess of the value of such consideration over the estimated fair value of such assets and liabilities has been preliminarily allocated to certain identifiable intangible assets, in process research and development, and goodwill. Based upon the market price of Conexant's common stock on December 17, 1999, the total value of the merger consideration is approximately $957.1 million. The purchase price allocation, including the amount of the charge for purchased in-process research and development, is preliminary and will be adjusted upon completion of the final valuation of the assets and liabilities acquired. The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any synergies which may be realized as a result of the merger. Additionally, except as indicated in the notes hereto, the Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect any nonrecurring charges that may be incurred as a result of the merger with Maker.

     The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purposes only and do not purport to present the combined financial position or results of operations of Conexant and Maker had the merger assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                HISTORICAL    HISTORICAL    PRO FORMA
                                                CONEXANT(1)    MAKER(1)    ADJUSTMENTS    PRO FORMA
                                                -----------   ----------   -----------    ----------
ASSETS
  Current assets:
     Cash and cash equivalents................  $  277,516     $18,123      $(11,600)(2)  $  284,039
     Marketable securities....................          --      23,487            --          23,487
     Receivables, net.........................     286,508       1,776            --         288,284
     Inventories, net.........................     222,712         554            --         223,266
     Deferred income taxes....................      81,860          --            --          81,860
     Other current assets.....................      63,866         735            --          64,601
                                                ----------     -------      --------      ----------
          Total current assets................     932,462      44,675       (11,600)        965,537

  Marketable securities, noncurrent...........          --      14,235       (14,235)(3)          --
  Property, plant and equipment, net..........     759,166       1,739            --         760,905
  Intangible assets, net......................      51,437          --       907,645 (2)     959,082
  Other assets................................     244,479         262        14,235 (3)     261,258
                                                                               2,282 (4)
                                                ----------     -------      --------      ----------
          Total assets........................  $1,987,544     $60,911      $898,327      $2,946,782
                                                ==========     =======      ========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
     Accounts payable.........................  $  224,509     $   752      $     --      $  225,261
     Deferred revenue.........................      29,170         634            --          29,804
     Accrued compensation and benefits........      70,808         753            --          71,561
     Other current liabilities................      30,176       1,246            --          31,422
                                                ----------     -------      --------      ----------
          Total current liabilities...........     354,663       3,385            --         358,048

  Convertible subordinated notes..............     350,000          --            --         350,000
  Other long-term liabilities.................      99,371          --        29,712 (4)     129,083
                                                ----------     -------      --------      ----------
          Total liabilities...................     804,034       3,385        29,712         837,131

  Commitments and contingencies...............          --          --            --              --

  Shareholders' equity:
     Preferred and junior preferred stock.....          --          --            --              --
     Common stock.............................     198,128         184          (184)(5)     210,324
                                                                              12,196 (5)
     Additional paid-in-capital...............     836,820      67,529       (67,529)(5)   1,781,765
                                                                             944,945 (5)
     Retained earnings (deficit)..............     121,883     (10,187)       10,187 (5)      90,883
                                                                             (31,000)(2)
     Accumulated other comprehensive income...      29,468          --            --          29,468
     Treasury stock, at cost..................        (528)         --            --            (528)
     Unearned compensation....................      (2,261)         --            --          (2,261)
                                                ----------     -------      --------      ----------
          Total shareholders' equity..........   1,183,510      57,526       868,615       2,109,651
                                                ----------     -------      --------      ----------
          Total liabilities and shareholders'
            equity............................  $1,987,544     $60,911      $898,327      $2,946,782
                                                ==========     =======      ========      ==========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      HISTORICAL    HISTORICAL    PRO FORMA
                                      CONEXANT(1)    MAKER(1)    ADJUSTMENTS        PRO FORMA
                                      -----------   ----------   -----------        ----------
Net revenues........................  $1,444,114     $13,597      $      --         $1,457,711
Cost of goods sold..................     863,252       4,493             --            867,745
                                      ----------     -------      ---------         ----------
Gross margin........................     580,862       9,104             --            589,966

Operating expenses:
Research and development............     310,042       5,589             --            315,631
Selling, general and
  administrative....................     227,729       3,979          1,870 (6)        233,578
Amortization of intangibles.........       8,364          --        181,529 (2)(7)     189,893
Special charges -- Rockwell retained
  assets............................      20,000          --             --             20,000
Special charges -- Other............      17,906          --             --             17,906
                                      ----------     -------      ---------         ----------
          Total operating
            expenses................     584,041       9,568        183,399            777,008
                                      ----------     -------      ---------         ----------
Operating loss......................      (3,179)       (464)      (183,399)          (187,042)
Other income, net...................       5,935       1,425             --              7,360
                                      ----------     -------      ---------         ----------
Income (loss) before (benefit)
  provision for Income taxes........       2,756         961       (183,399)          (179,682)
(Benefit) provision for income
  taxes.............................     (10,173)         46           (714)(8)        (10,841)
                                      ----------     -------      ---------         ----------
Net income (loss)...................  $   12,929     $   915      $(182,685)        $ (168,841)
                                      ==========     =======      =========         ==========

Net income (loss) per share(9):
  Basic.............................  $     0.07     $  0.08                        $    (0.82)(10)
  Diluted...........................  $     0.06     $  0.05                        $    (0.82)(10)

Number of shares used in per share
  computation(9):
  Basic.............................     192,551      10,842                           204,747 (10)
  Diluted...........................     203,484      17,576                           204,747 (10)

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      HISTORICAL    HISTORICAL    PRO FORMA
                                      CONEXANT(1)    MAKER(1)    ADJUSTMENTS      PRO FORMA
                                      -----------   ----------   -----------      ---------
Net revenues........................  $509,963        $4,062      $     --        $514,025
Cost of goods sold..................   277,446         1,321            --         278,767
                                      --------        ------      --------        --------
Gross margin........................   232,517         2,741            --         235,258

Operating expenses:
Research and development............    88,477         1,511            --          89,988
Selling, general and
  administrative....................    68,168           714           468 (6)      69,350
Amortization of intangibles.........     2,405           398        45,382 (2)(7)   48,185
                                      --------        ------      --------        --------
          Total operating
            expenses................   159,050         2,623        45,850         207,523
                                      --------        ------      --------        --------
Operating income....................    73,467           118       (45,850)         27,735
Other income, net...................       578           738            --           1,316
                                      --------        ------      --------        --------
Income before provision for income
  taxes.............................    74,045           856       (45,850)         29,051
Provision for income taxes..........    22,214            26          (179)(8)      22,061
                                      --------        ------      --------        --------
Net income .........................  $ 51,831        $  830      $(45,671)       $  6,990
                                      ========        ======      ========        ========

Net income (loss) per share:
  Basic.............................  $   0.26        $ 0.05                      $   0.03(10)
  Diluted...........................  $   0.24        $ 0.04                      $   0.03(10)

Number of shares used in per share
  computation:
  Basic.............................   196,715        18,395                       208,911(10)
  Diluted...........................   228,974        20,777                       241,170(10)

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     Pro forma adjustments for the unaudited pro forma condensed combined balance sheet as of December 31, 1999 and the unaudited pro forma condensed combined statements of operations for the year ended September 30, 1999 and for the three months ended December 31, 1999 are as follows:

          (1) Conexant reports its financial information on the basis of a September 30 fiscal year. Maker currently reports its financial information on the basis of a December 31 fiscal year. The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended September 30, 1999 includes Conexant's historical results of operations for the fiscal year ended September 30, 1999 and Maker's historical results of operations for the twelve month period ended September 30, 1999. The Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended December 31, 1999 includes Conexant's historical results of operations for the three months ended December 31, 1999 and Maker's historical results of operations for the three months ended September 30, 1999. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical balance sheet of Conexant as of December 31, 1999 with the historical balance sheet of Maker as of September 30, 1999.

         (2) Reflects the preliminary allocation of the purchase price based upon an estimated total value of the merger consideration of $957.1 million. The total value of the consideration is based upon the closing market price of Conexant common stock on December 17, 1999 of $69.625. In addition, the total cost of the merger includes estimated transaction costs of approximately $11.6 million. The preliminary allocation includes purchased in-process research and development of $31.0 million, identifiable intangible assets of $77.8 million and goodwill of $829.8 million. Upon completion of the merger, Conexant will record a non-recurring charge for the amount of the purchased in-process research and development; the other intangibles will be amortized over an average period of five years. Due to the nature of the non-recurring charge and the rules governing the pro forma financial information, the charge for purchased in-process research and development has been reflected as a reduction of shareholders' equity and is excluded from the unaudited pro forma condensed combined statement of operations.

          The total consideration for the Maker acquisition has been allocated on a preliminary basis to the tangible and intangible assets and liabilities acquired based on management's best estimates of their fair value, with the excess of cost over the net assets acquired allocated to goodwill as discussed above. This allocation is subject to change, pending receipt of a final valuation of the assets acquired and liabilities assumed.

          (3) Pro forma reclassifications are made to conform the Maker presentation to the Conexant presentation.

          (4) A deferred tax asset is recorded for the tax benefit which Conexant expects to realize from the net operating loss carryforwards of Maker. A deferred tax liability arises from the difference in the book and tax bases of certain identifiable intangible assets acquired in the merger.

          (5) Reflects the conversion of all of the outstanding stock of Maker into approximately 12,196,000 shares of Conexant, based upon the conversion ratio of 0.66 as provided for in the merger agreement and the elimination of Maker's deficit. In addition, the value of the merger consideration includes the fair value of Conexant stock options which will be granted to replace outstanding Maker stock options, estimated using the Black-Scholes option pricing model.

          (6) Reflects retention bonuses earned by officers of Maker in the twelve month period subsequent to the closing of the merger.

          (7) Reflects the amortization of identifiable intangible assets and goodwill associated with the merger over an average period of five years.

          (8) Reflects the estimated tax effects of the pro forma adjustments, based upon Conexant's estimated incremental tax rate of approximately 38.2%. The pro forma adjustment for the amortization of identifiable intangibles and goodwill are excluded from such computation as Conexant does not expect to realize any tax benefit from these items.

          (9) On November 4, 1998, the board of directors of Rockwell approved the distribution to its shareowners of all the outstanding shares of the common stock of its wholly-owned subsidiary, Conexant, by means of a tax-free spin-off. The distribution occurred at the close of business on December 31, 1998. The fiscal 1999 financial statements include the operating results of Conexant while it was part of Rockwell prior to the distribution. Because Conexant was not an independent company during all of its fiscal year ended September 30, 1999, the Conexant historical net income per share represents a pro forma net income per share presented as if the distribution had occurred as of October 1, 1998.

          (10) Pro forma net income (loss) reflects the impact of the adjustments above. Pro forma basic and diluted net income (loss) per share is computed using the weighted-average number of shares of common stock outstanding after the issuance of an estimated 12,196,000 shares of Conexant common stock to acquire the outstanding shares of Maker common stock. For the year ended September 30, 1999, pro forma diluted net income
     (loss) per share does not include the effect of potentially dilutive options or convertible debt securities as such securities are antidilutive.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER     DESCRIPTION
-------    -----------

  23.1     Consent of Arthur Andersen LLP

  23.2     Consent of Arthur Andersen LLP